Exhibit 10.1

AMENDMENT NO. 4 TO

DIGITAL CURRENCY TRADING, CLEARING AND WAREHOUSE SERVICES AGREEMENT

This amendment and Exhibit A hereto (hereafter referred to as “Amendment No. 4”), dated and effective as of July 21, 2022 (the “Amendment Effective Date”), is entered into by and among ICE Futures U.S., Inc., a Delaware corporation, ICE Clear U.S., Inc., a New York corporation, and Bakkt Trust Company LLC, a New York limited purpose limited liability trust company.

WHEREAS, the Parties entered into that certain Digital Currency Trading, Clearing and Warehouse Services Agreement, dated August 29, 2019, as amended by (i) the letter agreement dated September 11, 2019 (the “Letter Agreement”), (ii) Amendment No. 1 dated December 5, 2019, (iii) Amendment No. 2 dated July 14, 2020 and (iv) Amendment No. 3 dated February 3, 2021, to provide trading, clearing and warehouse services with respect to Digital Currency Contracts (such agreement, as so amended, being referred to hereafter as the “Triparty Services Agreement”); and

WHEREAS, the Parties desire to amend the Triparty Services Agreement to revise the revenue allocation among the parties and specify certain marketing obligations of the parties, as further provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment No. 4, the Parties hereby agree as follows:

1.    Definitions. Any capitalized terms or phrases used but not defined herein shall have the meaning ascribed to such terms or phrases in the Triparty Services Agreement.

2.    Amendment of Triparty Services Agreement. The Triparty Services Agreement shall be amended as follows:

(a)    Section 3.2 shall be deleted and replaced with the following:

3.2 Certain Terms of Digital Currency Arrangements

3.2.1 The Parties agree that to the fullest extent permitted by applicable law, IFUS and ICUS will not during the term of this Agreement obtain services equivalent to Warehouse Services with respect to physically delivered Digital Currency contracts relating to Digital Currencies for which Warehouse provides custody services from any warehouse provider other than Warehouse.

3.2.2 The Parties agree that during the term of this Agreement, IFUS and ICUS will not offer trading or clearing services for physically-delivered Digital Currency contracts relating to Digital Currencies for which Warehouse provides custody services except pursuant to this Agreement.

(b)    The following sentence shall be added at the end of Section 4.2.1:

In addition, each Party shall allocate appropriate staff and resources to the performance of marketing activities in furtherance of the trading and clearing of Digital Currency Contracts.

(c)    Schedule 4 shall be deleted and replaced in its entirety with new Schedule 4 attached as Exhibit A hereto and made a part of this Amendment No. 4.

3.    Representations and Warranties. Each Party to this Amendment No. 4 represents and warrants to each other Party that:

(a)    it has the power to execute and deliver this Amendment No. 4 and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance;

(b)    the individual executing and delivering this Amendment No. 4 is duly empowered and authorized to do so and has duly executed and delivered this Amendment;

(c)    such execution, delivery and performance do not violate or conflict with law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

4.    Counterparts. This Amendment No. 4 may be signed in counterparts (including by electronic means), each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

5.    Interpretation. Except as otherwise set forth herein, the Triparty Services Agreement shall remain in full force and effect. In the event of a conflict between this Amendment No. 4 and the Triparty Services Agreement, this Amendment No. 4 shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 to the Triparty Services Agreement as of the date first set forth above.

ICE FUTURES U.S., INC.	BAKKT TRUST COMPANY LLC

By: /s/ Trabue Bland	By: /s/ Gavin Michael
Name: Trabue Bland	Name: Gavin Michael
Title: President	Title: CEO

ICE CLEAR U.S., INC.

By: /s/ Kevin McClear
Name: Kevin McClear
Title: President

EXHIBIT A

Schedule 4

Revenue Allocation

1.	Fees and Charges.

Each of IFUS, ICUS and the Warehouse may establish from time to time its respective trading, clearing, delivery, warehouse and other fees and charges in connection with Digital Currency Contracts. The Parties will consult with each other as to such fees and charges.

2.	Trading/Clearing/Warehousing Revenue Allocation.

(a)    The Parties agree that one half of all revenues of IFUS and ICUS with respect to the trading and clearing, respectively, of Digital Currency Contracts (collectively, “Digital Currency Trading/Clearing Revenue”) shall be for the account of the Warehouse. The Parties further agree that one half of all revenues of Warehouse with respect to providing the services specified in Schedule 1C of this Agreement (“Digital Currency Warehousing Revenue”) shall be for the account of IFUS and ICUS, collectively. Each of the Parties shall provide reasonable documentation to the other Parties of the amount of Digital Currency Trading/Clearing Revenue and Digital Currency Warehousing Revenue, as applicable. The Parties further agree that one half of the amount of any rebates, fees owed to market-makers or liquidity providers, or similar incentives paid by IFUS in connection with Digital Currency Contracts shall be reimbursed to IFUS by Warehouse. For the avoidance of doubt, revenues from fees for transaction data or other market data or application programming interface or similar connectivity fees (whether or not relating to Digital Currency Contracts) received by IFUS or ICUS or any of their affiliates shall not be considered revenue for purposes of this Schedule 4.

(b)    Within 45 days of the end of the calendar quarter (or such other date as the Parties may agree), each of Warehouse, IFUS and ICUS shall make the payments specified in the preceding paragraph. For the avoidance of doubt, neither IFUS nor ICUS shall be responsible for paying the Digital Currency Trading/Clearing Revenue of the other.

3.	Market Data Revenue Allocation.

(a)    The Parties agree that (1) revenue from fees for transaction data and other market data relating solely to Digital Currency Contracts that is made available by IFUS or any of its affiliates to subscribers on a stand-alone basis (“Stand-Alone Digital Currency Data Revenue”) and (2) revenue from fees for transaction data and other market data in connection with data feeds or offerings that make available data relating to both Digital Currency Contracts and other IFUS products (“Combined Feeds”), solely to the extent such revenue from Combined Feeds is demonstrably attributable to Warehouse (“Warehouse Combined Data Revenue”), shall be equally shared between IFUS and

Warehouse. Revenue from Combined Feeds that is not Warehouse Combined Data Revenue shall not be so shared and shall be considered to be for the account of IFUS. IFUS shall provide reasonable documentation to Warehouse of the amount of Stand-Alone Digital Currency Data Revenue and Warehouse Combined Data Revenue for each calendar quarter.

(b)    Within 45 days of the end of the calendar quarter (or such other date as the Parties may agree), IFUS shall pay (or cause to be paid) to Warehouse one-half of the Stand-Alone Digital Currency Data Revenue and Warehouse Combined Data Revenue, if any, for the preceding calendar quarter.